Exhibit 11

SEWARD & KISSEL LLP
One Battery Park Plaza
New York, New York 10004
Telephone:  (212) 574-1200
Facsimile:  (212) 480-8421
www.sewkis.com

February 3, 2015

Centre Funds
48 Wall Street
Suite 1100
New York, New York 10005

Ladies and Gentlemen:

We have acted as counsel for Centre Funds, a Delaware statutory trust (the “Trust”), and Centre American Select Equity Fund (the “Centre American Equity Fund”), Centre Active U.S. Treasury Fund (the “Centre Treasury Fund”) and Centre Active U.S. Tax Exempt Fund (the “Centre Tax Exempt Fund,” and together with the Centre Treasury Fund and the Centre American Equity Fund, the “Funds”), each of which a series of the Trust.  The opinions set forth below are being rendered in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in which this letter is to be included as an exhibit.  The Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (File No. 811-22545).  The Registration Statement pertains to the proposed issuance of shares of the Funds (“Shares”) to four unaffiliated open-end management investment companies registered under the 1940 Act pursuant to an Agreement and Plan of Reorganization, a form of which is included as Appendix A to the Prospectus/Proxy Statement in Part A of the Registration Statement (the “Plan”).  When duly executed and delivered by the parties thereto, the Plan will provide for the following reorganizations:

(1)            All of the assets and stated liabilities of Total Return U.S. Treasury Fund, Inc., a Maryland corporation, will be transferred to the Centre Treasury Fund in exchange for Investor Class shares of the Centre Treasury Fund, which will be distributed by Total Return U.S. Treasury Fund, Inc. to its shareholders, and Total Return U.S. Treasury Fund, Inc. will be terminated or dissolved in accordance with the laws of the state of Maryland and other applicable requirements;
(2)            All of the assets and stated liabilities of North American Government Bond Fund, Inc. will be transferred to the Centre Treasury Fund in exchange for (a) Investor Class shares of the Centre Treasury Fund, which will be distributed by North American Government Bond Fund, Inc. to its Class A and Class C shareholders, and (b) Institutional Class shares of the Centre Treasury Fund, which will be distributed by North American Government Bond Fund., Inc. to its Class I shareholders, and North American Government Bond Fund, Inc. will be terminated or dissolved in accordance with the laws of the state of Maryland and other applicable requirements;
(3)            All of the assets and stated liabilities of ISI Strategy Fund, Inc. will be transferred to the Centre American Equity Fund in exchange for Investor Class shares of the Centre American Equity Fund, which will be distributed by ISI Strategy Fund, Inc. to its shareholders, and ISI Strategy Fund Inc. will be terminated or dissolved in accordance with the laws of the state of Maryland and other applicable requirements; and
(4)            All of the assets and stated liabilities of Managed Municipal Fund, Inc. will be transferred to the Centre Tax Exempt Fund, a series of Centre Funds, in exchange for (i) Investor Class shares of the Centre Tax Exempt Fund, which will be distributed by Managed Municipal Fund, Inc. to its Class A shareholders, and (ii) Institutional Class shares of the Centre Tax Exempt Fund, which will be distributed by Managed Municipal Fund, Inc. to its Class I shareholders, and Managed Municipal Fund Inc. will be terminated or dissolved in accordance with the laws of the state of Maryland and other applicable requirements.
We have examined the Declaration of Trust and By-laws of the Trust and any amendments and supplements thereto, the Plan in the form approved by the Board of Trustees of the Trust (the “Board of Trustees”) and a copy of the Registration Statement in which this letter is to be included as an exhibit.  In addition, we have relied upon a certificate of the President and Secretary of the Trust certifying that the form of Plan presented to us is in the form approved by the Board of Trustees and further certifying the form of resolutions of the Board of Trustees approving the Plan and authorizing the issuance of the Shares pursuant thereto.  We have also examined and relied upon such corporate records of the Trust and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein.  We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

Based on such examination and assumptions, we are of the opinion that:

(i)            The Trust has been duly formed and is validly existing as a statutory business trust in good standing under the laws of the State of Delaware and is registered under the 1940 Act as an open-end management investment company; and

(ii)            The Trust is authorized to issue an unlimited number of shares of each Fund, and that, when the Shares are issued and sold in the manner described in the Registration Statement, they will be validly issued, fully paid and nonassessable by the Trust.

We do not express an opinion with respect to any laws other than the laws of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Please be advised that we are opining as set forth above as members of the bar in the State of New York and the District of Columbia.

Very truly yours,

/s/ Seward & Kissel LLP